Exhibit 4.6

FIFTH AMENDMENT
To
the SEARS 401(k) SAVINGS PLAN
(as amended and restated effective January 1, 2000)

Pursuant to the authority reserved to the Company at subsection 14.1 of the Sears 401(k) Savings Plan (the "Plan"), the Plan is hereby amended in the following respects, effective July 29, 2002, except as otherwise indicated below. This amendment of the Plan is adopted to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"), and to liberalize the rules regarding diversification of Plan investments. This amendment is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and guidance issued thereunder.

1. Subsection 4.1 is hereby revised to read as follows, effective January 1, 2002:

4.1 Pre-Tax Contributions.

(a) Subject to the limitations set forth in subsections 4.3 and 4.8 and Section 8, the provisions of paragraph 4.1(b), below, and such additional rules as the Company from time to time may establish on a uniform and nondiscriminatory basis, for any payroll period a Participant may elect to have his Eligible Compensation reduced by a whole percentage, and a corresponding amount contributed on his behalf to the Plan by his Employer as a "Pre-Tax Contribution", which amount shall not be less than 1 percent nor more than 50 percent of his Eligible Compensation (as defined in subsection 4.7) for that payroll period, provided that in the case of a Participant who is a Highly Compensated Employee the percentage of Eligible Compensation deferred for any payroll period shall not exceed the percentage specified at Supplement K.

(b) All Participants who are eligible to make Pre-Tax Contributions under this Plan pursuant to subsection 4.1(a) and who have attained age 50 before the close of the Plan Year shall be eligible to make, in addition to the Pre-Tax Contributions described at paragraph 4.1(a), "catch-up" Pre-Tax Contributions in accordance with, and subject to the limitations of, section 414(v) of the Code and in accordance with such additional rules as the Company may establish on a uniform and nondiscriminatory basis. Such catch-up Pre-Tax Contributions shall not be taken into account for purposes of the limitations described at paragraph 4.1(a), subsection 4.3 and Supplement K, and the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of sections 401(k)(3), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up Pre-Tax Contributions.

(c) Any election pursuant to this subsection 4.1 shall be effective as soon after it is entered into the Phone System as is administratively feasible.

2. Subsection 4.3 is revised to read as follows:

4.3 Total Pre-Tax and After-Tax Contributions. Notwithstanding the foregoing provisions of this Section 4, other than paragraph 4.1(b), Pre-Tax Contributions made on behalf of a Participant and After-Tax Contributions made by such Participant for any payroll period may not together exceed 50 percent of his Eligible Compensation for such payroll period.

3. The last sentence of subsection 4.6 is hereby deleted and the following sentences added at the end thereof:

The Plan will accept a direct rollover of an eligible rollover distribution from a qualified plan described in section 401(a) or 403(a) of the Code, an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The Plan will also accept a Participant contribution of an eligible rollover distribution from a qualified plan described in section 401(a) or 403(a) of the Code, an annuity contract described in section 403(b) of the Code, and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The Plan will also accept a Participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

4. Effective for Plan Years beginning after December 31, 2001, subsection 4.8 is hereby amended by adding the following sentence at the end of that subsection:

The annual Eligible Compensation of each Participant taken into account in determining allocations under Sections 4 and 5 of the Plan for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code. Annual Eligible Compensation means Eligible Compensation during the Plan Year or such other consecutive 12-month period over which Eligible Compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual Eligible Compensation for the determination period that begins with or within such calendar year.

5. Subsection 6.4 is hereby amended by deleting the last sentence thereof and adding the following sentence at the end of that subsection:

Amounts attributable to Employer Contributions invested in the Company Stock Fund may be transferred to other Investment Funds, in accordance with the provisions of subsection C-9 of Supplement C, provided that, notwithstanding anything herein to the contrary, in no event may Employer Contributions (or any earnings thereon) be transferred while contingently allocated under paragraph 7.3(b).

6. Effective for limitation years beginning after December 31, 2001, the first sentence of subsection 8.3 is hereby revised to read as follows:

8.3 Limitation on Annual Additions. Except to the extent permitted under paragraph 4.1(b) of the Plan and section 414(v) of the Code, and notwithstanding any other provision of the Plan to the contrary, a Participant's Annual Additions (as defined below) for any Plan Year shall not exceed an amount equal to the lesser of:

(a) $40,000, as adjusted for increases in the cost-of-living under section 415(d) of the Code; or

(b) 100 percent of the Participant's Compensation, within the meaning of section 415(c)(3) of the Code (and as further defined at subsection 4.7 of the Plan), for the limitation year, determined without regard to the limitation under section 401(a)(17) of the Code, and calculated as if each Section 415 Affiliate (defined below) were a Related Company, reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of an Employer or Related Company or Section 415 Affiliate, provided that, if any other such plan has a similar provision, the reduction shall be pro rata. The compensation limit referred to in (b) shall not apply to any contribution for medical benefits after separation from service (within the meaning of section 401(h) or 419A(f)(2) of the Code) which is otherwise treated as an annual addition.

7. Effective for years beginning after December 31, 2001, subsection 8.6 is hereby revised by adding the following sentence at the end thereof:

The limitations and other provisions of this subsection 8.6 shall not apply to catch-up Pre-Tax Contributions made pursuant to paragraph 4.1(b) of the Plan and section 414(v) of the Code.

8. Subsection 8.9 is hereby revised by adding the following sentence at the end thereof:

The multiple use test described in Treasury Regulation section 1.401(m)-2 shall not apply for Plan Years beginning after December 31, 2001.

9. The introductory language of subsection 11.3 is hereby revised to read as follows:

11.3 Limits on Commencement and Duration of Distributions. The following distribution rules shall be applied in accordance with sections 401(a)(9) and 401(a)(14) of the Code and applicable regulations thereunder, including the minimum distribution incidental benefit requirement of Treas. Reg. Sec. 1.401(a)(9)-2, and shall supersede any other provision of the Plan to the contrary except the provisions of subsection 11.12 (which shall become effective for Plan Years beginning on or after January 1, 2003):

10. Effective with respect to distributions made after December 31, 2001, the following paragraph is added to subsection 11.11:

Effective with respect to distributions made after December 31, 2001, an "eligible retirement plan" shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of "eligible retirement plan" shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code. Any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

11. The following subsection 11.12 is hereby added to Section 11 of the Plan, after subsection 11.11, effective for Plan Years beginning on or after January 1, 2003:

11.12 Minimum Required Distributions. All distributions required under the Plan will be made in accordance with the Treasury regulations under section 401(a)(9) of the Internal Revenue Code. The requirements of this subsection 11.12 shall take precedence over any inconsistent provisions of the Plan.

(a) Required Beginning Date. The Participant's entire interest will be distributed to the Participant no later than the Participant's Required Beginning Date, as defined in subsection 11.3.

(b) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant's entire interest will be distributed no later than as follows:

(i) If the Participant's surviving spouse is the Participant's sole designated Beneficiary, then distribution of the Participant's entire interest will be made to the surviving spouse no later than December 31 of the calendar year immediately following the calendar year in which the Participant died, or December 31 of the calendar in which the Participant would have attained age 70-1/2, if later.

(ii) If the Participant's surviving spouse is not the Participant's sole designated Beneficiary, then distribution of the Participant's entire interest to the designated Beneficiary will be made no later than December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii) If there is no designated Beneficiary as of September 30 of the year following the year of the Participant's death, the Participant's entire interest will be distributed no later than December 31 of the calendar year containing the fifth anniversary of the Participant's death.

(iv) If the Participant's surviving spouse is the Participant's sole designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this paragraph 11.12(b) other than paragraph 11.12(b)(i) will apply as if the surviving spouse were the Participant.

(v) For purposes of this paragraph 11.12(b), unless paragraph 11.12(b)(iv) apples, distributions are considered to begin on the Participant's Required Beginning Date. If paragraph 11.12(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under paragraph 11.12(b)(i).

(c) Form of Distribution. All distributions under this Section 11 shall be made in the form of a lump sum and shall be made no later than the Required Beginning Date.

12. The following sentence is added at the end of subsection 13.7:

Expenses associated with the investment of Plan assets shall include, without limitation, fees paid for investment advice provided through on-line financial advisors , which fees shall be charged to the accounts of all Participants.

13. Effective for Plan Years beginning after December 31, 2001, the following subsection B-15 is added to Supplement B:

B-15. EGTRRA Provisions. Effective for Plan Years beginning after December 31, 2001, the following provisions shall apply for purposes of determining whether the Plan is a top-heavy plan, and whether the Plan satisfies the minimum benefits requirements of section 416(c) of the Code:

(a) Key employee. Key employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual Compensation greater than $130,000 (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means Compensation within the meaning of section 415(c)(3) of the Code, and as further described in subsection 4.7. The determination of who is a key employee will be made in accordance with section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(b) Matching contributions. Employer Matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of section 416(c)(2) of the Code and the Plan. The preceding sentence shall apply with respect to Employer Contributions that are matching contributions under the Plan or, if the Plan provides that the minimum contribution requirement shall be met in another plan, such other plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of section 401(m) of the Code.

(c) Minimum Benefits for Employees Also Covered Under Another Plan. If a Participant is also a Participant in the Sears Pension Plan, the top-heavy minimum benefit requirement, if any, applicable to such Participant shall be provided under the Sears Pension Plan.

14. Subsection C-9 of Supplement C is hereby revised to read as follows:

C-9. Transfer Elections by Participants. Notwithstanding any more restrictive provision of the Plan to the contrary, a Participant may elect to transfer, in accordance with uniform and nondiscriminatory rules established by the Company, all or a portion, of his interest in the ESOP, excluding any Employer Contributions (or the earnings thereon) contingently allocated under paragraph 7.3(b).

SUPPLEMENT K

SEARS 401(K) SAVINGS PLAN
Pre-Tax Contribution Limitation
for Highly Compensated Employees

K-1. Application. This Supplement K to the Sears 401(k) Savings Plan (the "Plan") describes the limitation on Pre-Tax Contributions that may be made to the Plan by Highly Compensated Employees pursuant to paragraph 4.1(a) of the Plan.

K-2 Limitation. Subject to the provisions of paragraph 4.1(b), and such additional rules as the Company from time to time may establish on a uniform and nondiscriminatory basis, for any payroll period, a Participant may not elect under subsection 4.1(a) to have his Eligible Compensation reduced by more than 6 percent.

Supplement K